EXHIBIT 2.1

MINCO SILVER CORPORATION

(An exploration stage enterprise)

Consolidated Financial Statements

(Expressed in Canadian dollars)

June 30, 2006

Index

Notice to Reader

Consolidated Balance Sheets

Consolidated Statements of Operations and Deficit

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

NOTICE TO READER

Under National Instrument 51-102, Part 4, subsection 4.3(3) (a), if an auditor has not performed a review of interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of Minco Silver Corporation have been prepared by, and are the responsibility of, the Company’s management. The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in Canada, consistent with previous periods..

Minco Silver Corporation’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

MINCO SILVER CORPORATION
(An exploration stage enterprise)
Consolidated Balance Sheets
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	June 30 2006	December 31 2005

ASSETS

Current assets
Cash and cash equivalents	$289,379	$90,989
Short-term investments (Note 2)	6,444,139	7,324,904
Receivables	31,026	36,991
Prepaid expenses and deposits	237,157	61,847

Total current assets	7,001,701	7,514,731

Plant, property and equipment (Note 4)	76,237	42,062

Total assets	$7,077,938	$7,556,793

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities (Notes 3 and 6(a))	$696,107	$649,570
Due to Minco China (Note 6(b))	379,583	119,237

Total current liabilities	1,075,690	768,807

Long-term liabilities (Note 3)	460,000	460,000
Total liabilities	1,535,690	1,228,807
Commitments and contingencies (Notes 3 and 8)

SHAREHOLDERS' EQUITY
Share capital (Note 5(a))	9,173,633	9,059,258

Contributed surplus (Note 5(c))	335,498	152,498

Deficit accumulated during the exploration stage	(3,966,883)	(2,883,770)

Total shareholders’ equity	5,542,248	6,327,986

Total liabilities and shareholders’ equity	$7,077,938	$7,556,793
See accompanying notes to consolidated financial statements

On behalf of the Board:	“Chan-Seng Lee”	“William Meyer”
Chan-Seng Lee	William Meyer

Director Director

MINCO SILVER CORPORATION
(An exploration stage enterprise)
Consolidated Operations and Deficit
(Unaudited- Prepared by Management)
(Expressed in Canadian Dollars)
	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005	Cumulative from August 20, 2004 (inception) to June 30, 2006

Exploration permits	$-	$-	$-	$-	$1,739,594
Other exploration costs (Note 3)	229,726	38,287	404,972	70,715	766,722
Total exploration costs	229,726	38,287	404,972	70,715	2,506,316

Administrative expenses
Accounting and audit	17,573	5,214	69,182	7,514	142,238
Amortization	(705)	88	3,633	98	10,594
Consulting	51,351	9,045	93,138	12,999	144,216
Foreign exchange gain	(5,477)	(4,115)	(5,822)	(4,234)	(1,019)
Investor relations	42,815	19,888	100,240	23,465	235,636
Legal	16,866	411	22,245	12,245	172,060
Regulatory and filing	15,941	11,144	27,087	11,946	112,183
Office and miscellaneous	20,475	13,704	44,553	17,643	94,589
Property investigation	17,648	1,134	28,014	8,564	119,374
Rent	22,274	11,036	51,298	22,442	113,174
Salaries and benefits	77,891	30,549	126,922	38,447	244,357
Stock based compensation	114,000	-	210,000	-	261,000
Telephone	3,310	1,346	6,073	2,877	14,680
Travel and transportation	12,589	11,368	19,697	14,556	63,349

	406,551	110,812	796,260	168,562	1,726,431

Operating loss	(636,277)	(149,099)	(1,201,232)	(239,277)	(4,232,747)

Interest and sundry income	65,473	36,203	118,119	59,595	265,864

Loss for the period	(570,804)	(112,896)	(1,083,113)	(179,682)	(3,966,883))

Deficit, beginning of period	(3,396,079)	(217,729)	(2,883,770)	(150,943)	-

Deficit, end of period	$(3,966,883)	$(330,625)	$(3,966,883)	$(330,625)	$(3,966,883)

Loss per share - basic and diluted	$(0.02)	$(0.01)	$(0.04)	$(0.01)	$(0.18)

Weighted average number of common shares outstanding
- basic and diluted	25,256,230	22,423,067	25,238,404	21,211,533	22,074,944

See accompanying notes to consolidated financial statements

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MINCO SILVER CORPORATION
(An exploration stage enterprise)
Consolidated Statements of Cash Flows
(Unaudited – Prepared by Management)
(Expressed in Canadian Dollars)
	Three Months Ended June 30, 2006	Three Months Ended June 30, 2005	Six Months Ended June 30, 2006	Six Months Ended June 30, 2005	Cumulative from August 20, 2004 (inception) to June 30, 2006

Cash flows from (used in) operating activities
Net loss for the period	$(570,804)	$(112,896)	$(1,083,113)	$(179,682)	$(3,966,883)
Adjustment for items not involving cash:
- exploration permits	-	-	-	-	920,000
- exploration costs	-	-	-	-	63,331
- stock based compensation (Note 5(d))	114,000	-	210,000	-	261,000
- amortization	(705)	88	3,633	98	10,594
Changes in non-cash working capital items:
- decrease (increase) in receivables	3,058	(14,804)	5,965	(31,558)	(31,026)
- increase in prepaid expenses and deposits	(176,005)	(16,000)	(175,310)	(16,000)	(237,157)
- increase (decrease) in accounts payable and accrued liabilities	(16,196)	50,274	46,537	38,839	236,107

	(646,652)	(93,338)	(992,288)	(188,303)	(2,744,034)

Cash flows from (used in) financing activities
Proceeds from issuance of shares (Note 5(a))	25,000	5,061,291	87,375	5,061,291	9,184,800
Advances from related parties (Note 6(b))	286,330	2,173	260,346	83,796	379,583

	311,330	5,063,464	347,721	5,145,087	9,564,383

Cash flows from (used in) investing activities
Acquisition of equipment	(33,465)	(3,839)	(37,808)	(4,237)	(86,831)
Decrease (increase) in short-term investments	535,372	(4,951,214)	880,765	(4,896,998)	(6,444,139)

	501,907	(4,955,053)	842,957	(4,901,235)	(6,530,970)

Increase in cash and cash equivalents	166,585	15,073	198,390	55,549	289,379

Cash and cash equivalents, beginning of period	122,794	110,826	90,989	70,350	-

Cash and cash equivalents, end of period	$289,379	$125,899	$289,379	$125,899	$289,379

Supplemental disclosure of cash flow information
Interest paid in cash	$-	$-	$-	$-	$-
Income taxes paid in cash	$-	$-	$-	$-	$-

See accompanying notes to consolidated financial statements

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

1.

Nature of Business and Basis of Presentation

Minco Silver Corporation was incorporated on August 20, 2004 under the laws of British Columbia, Canada. Its principal business activities include the acquisition and exploration of silver mineral properties. At June 30, 2006, Minco Silver Corporation was a 55.4% owned subsidiary of Minco Mining & Metals Corporation (“Minco Mining”).

Minco Silver Corporation (the “Company”) is exploring and evaluating silver mineral properties and projects in the People’s Republic of China (“China”). The recoverability of amounts shown for mineral property interests in the Company’s balance sheet are dependent upon the existence of economically recoverable reserves, the ability of the Company to arrange appropriate financing to complete the exploration and development of its properties, the receipt of necessary permits and upon achieving future profitable production or receiving proceeds from the disposition of the properties. The timing of such events occurring, if at all, is not yet determinable. The Company is considered to be an exploration stage enterprise as it has not yet generated any revenue from operations.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles. These consolidated financial statements include the accounts of Minco Silver Corporation, its 100% owned subsidiary Minco Silver Ltd., and its interest in the Fuwan Property. All material inter-company accounts and transactions have been eliminated upon consolidation.

2.

Short-term Investments

As at June 30, 2006, short-term investments consist of two cashable guaranteed investment certificates. The yields on these investments were 3.85% to 3.95% (December 31, 2005 – 3% to 3.1%) per year.

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

3.

Mineral Interests

Guangdong Province, China

On September 28, 2004, the Company signed a joint venture agreement with Guangdong Geological Exploration and Development Corporation (“GGEDC”) for the exploration and development of the Fuwan Property. The joint venture agreement provided for the Company and GGEDC to incorporate a Sino-Foreign joint venture company with equity interests of 70% and 30%, respectively.  The joint venture company was never formed and the Company has been providing all of the funding to explore and develop the Fuwan Property. On January 10, 2006, the Company and GGEDC agreed that the joint venture will no longer be pursued and the Company should assume a 100% interest in the Fuwan Property.  Consequently, the Company is now responsible for all of the exploration and development expenditures on the property.  GGEDC will, however, continue to provide professional services and technical assistance to the Company in relation to the Company’s mining activities in Guangdong Province, China in return for a 10% net profit interest in the Fuwan Property.

The cost of the exploration permit in respect of the Fuwan Silver Project (the “Fuwan Exploration Permit”) has been independently appraised at approximately $1.5 million (RMB10,330,000). On July 20, 2005, the Ministry of Land and Resources, China, approved the transfer of Fuwan Exploration Permit to Minco Mining (China) Corporation (“Minco China”), a wholly-owned subsidiary of Minco Mining. As of June 30, 2006, the Company had paid a total of approximately $600,000 (RMB4,132,000), representing 100% of the first installment payable for the Fuwan Exploration Permit. The remaining two installments of approximately $460,000 (RMB3,099,000) each, which are due within 12 and 24 months after the transfer of the Fuwan Exploration Permit, have been presented in the balance sheet as part of accounts payable and accrued liabilities, and long-term liabilities, respectively.

The following is a summary of other exploration costs incurred by the Company:

	Three months ended June 30, 2006	Three months ended June 30, 2005	Six months ended June 30, 2006	Six months ended June 30, 2005	Cumulative from August 20, 2004 (inception) to June 30, 2006

Consulting fees	$ 58,956	$ 17,374	$ 88,603	$ 35,408	$ 290,310
Drilling	150,830	19,503	270,168	27,130	313,512
Labor costs	8,480	-	20,849	-	54,174
Other exploration costs	11,460	1,410	25,352	8,177	108,726
	$ 229,726	$ 38,287	$ 404,972	$ 70,715	$ 766,722

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

4.

Plant, Property and Equipment

	June 30, 2006
		Accumulated	Net book
	Cost	Amortization	Value

Computer equipment	$ 43,538	$ 6,207	$ 37,331
Leasehold improvements	5,310	781	4,529
Mining equipment	1,262	181	1,081
Motor vehicles	32,867	3,636	29,231
Office equipment and furniture	4,788	723	4,065
	$ 87,765	$ 11,528	$ 76,237

	December 31, 2005
		Accumulated	Net Book
	Cost	Amortization	Value

Computer equipment	$ 18,547	$ 2,782	$ 15,765
Leasehold improvements	3,623	362	3,261
Mining equipment	494	74	420
Motor vehicles	22,136	3,320	18,816
Office equipment and furniture	4,223	423	3,800
	$ 49,023	$ 6,961	$ 42,062

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

5.

Share Capital and Special Warrants

(a)

Common Shares

Authorized:  Unlimited number of common shares without par value.

Issued:

	Shares	Amount
Balance, December 31, 2004	14,000,000	$ 63,331
Conversion of special warrants offered at $0.50 per warrant	6,000,000	3,000,000
Conversion of special warrants offered at $1.25 per warrant (net of share issuance cost $249,208)	4,276,000	5,095,792
Initial public offering at $1.25 per share (net of share issuance cost $148,367)	920,000	1,001,633
Fair value of 187,600 broker warrants issued in connection with the May 2005 private placement	-	(73,498)
Fair value of 92,000 broker warrants issued in connection with the November 2005 initial public offering	-	(28,000)
Balance, December 31, 2005	25,196,000	9,059,258
Share purchase warrants exercised at $1.25 per share, including $27,000 contributed surplus attributed to stock-based compensation recognized	69,900	114,375
Balance, June 30, 2006	25,265,900	$ 9,173,633

On November 24, 2004, the Company closed a non-brokered private placement of 6,000,000 special warrants at $0.50 each for gross proceeds of $3 million. Each special warrant entitled the holder, upon the exercise or deemed exercise, and without payment of any additional consideration, to receive one common share of the Company. The warrants were fully exercised on December 2, 2005.

On May 10, 2005, the Company issued 4,276,000 special warrants at $1.25 each for gross proceeds of $5,345,000. Of this amount, $2,345,000 was raised on a brokered basis and $3,000,000 was raised by the Company on a non-brokered basis. Each special warrant entitled the holder to be issued one common share of the Company. The Company paid cash commission of $187,600 for the funds raised on the brokered portion of the placement, an underwriting fee of $15,000, and legal and other costs of $46,608. The warrants were fully exercised on December 2, 2005.

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

5.         Share Capital and Special Warrants (continued)

In connection with the May 2005 offering, the Company issued options to its broker entitling the holder to receive share purchase warrants (the “broker warrants”) allowing the broker to purchase up to 187,600 common shares for a term of 18 months following the closing of the initial public offering under the prospectus, exercisable at a price of $1.25 per common share during the first twelve months of the term and a price of $1.50 per common share during the last six months of the term.  The estimated fair value of the broker warrants using the Black-Scholes model, being $73,498, has been recorded as an issue cost.

On December 1, 2005, the Company received approval of its application to list its common shares on the Toronto Stock Exchange (“TSX”). The Company’s common shares began trading on the TSX on December 2, 2005. The Company’s trading symbol is “MSV”. The Company converted 10,276,000 special warrants to common shares. The Company also completed its initial public offering of 920,000 common shares at a price of $1.25 per common share (the “IPO”) for gross proceeds of $1,150,000. Blackmont Capital Inc. was paid a cash commission equal to $92,000 or 8% of the proceeds from the sale of common shares pursuant to the IPO and an underwriting and agency fee of $45,000.  Legal and other costs in relation to the issue amounted to a total of $11,367. Following the conversion and IPO, the Company had 25,196,000 common shares outstanding.

As additional consideration in connection with the IPO and a previously completed special warrant offering, the Company also granted agents’ warrants to the agent and members of its selling group entitling them to purchase an additional 92,000 common shares at an exercise price of $1.25 per common share for a period of 12 months from the IPO closing date and thereafter at a price of $1.50 per common share for an additional six months. The estimated fair value of the broker warrants using the Black-Scholes model, being $28,000, has been recorded as an issue cost.

The fair value of the broker warrants was calculated using the Black-Scholes option pricing model using a risk-free interest rate of 3.85%, dividend yield of 0% and volatility of 59%.

In October 2005, the Company, Computershare Trust Company of Canada (the “Escrow Agent”) and the principals of the Company (“Principals”) signed an escrow agreement. Pursuant to the escrow agreement, the Principals agreed to deposit an aggregate of 19,190,000 common shares in escrow (the “Escrowed Securities”) with the Escrow Agent.  The escrow agreement provides that the Escrowed Securities will be released as follows: (i) 25% on the date of listing of the Company’s Shares on a Canadian exchange (the “Listing Date”); (ii) 25% six months after the Listing Date; (iii) 25% twelve months after the Listing Date; and (iv) 25% eighteen months after the Listing Date. As at June 30, 2006, 9,595,000 common shares were still in escrow.

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

5.         Share Capital and Special Warrants (continued)

The Company has entered into a strategic alliance agreement with Silver Standard Resources Inc. (“Silver Standard”) to jointly pursue silver opportunities in China.  Silver Standard is related to the Company as Silver Standard is a shareholder in the Company and the companies have two common directors. Pursuant to the strategic alliance, Silver Standard participated in the November 24, 2004 and May 10, 2005 special warrant offerings. In this regard, Silver Standard paid $3,200,000 to the Company in exchange for 4,960,000 special warrants, which were subsequently converted to common shares.  Silver Standard has preferential purchase rights to participate in the Company’s future financings in order to increase its equity interest up to 30%.

(b)      Broker Warrants

In 2005, the Company issued 279,600 broker warrants, exercisable at a price of $1.25 per common share during the first twelve months of the term expiring December 1, 2006 and at a price of $1.50 per common share during the last six months of the term expiring May 31, 2007.  The weighted average exercise price of the warrants is $1.25 per common share.  A summary of the broker warrants is as follows:

	Number of	Weighted Average
	Warrants	Exercise Price
Outstanding at December 31, 2004	-	$ -
Issued	279,600	1.25
Exercised	-	-
Expired/cancelled/forfeited	-	-
Outstanding at December 31, 2005	279,600	1.25
Issued	-	-
Exercised	(69,900)	1.25
Expired/cancelled/forfeited	-	-
Outstanding at June 30, 2006	209,700	$1.25

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

5.         Share Capital and Special Warrants (continued)

(c)

Contributed Surplus

Summary of contributed surplus is as follows:

Balance at December 31, 2004	$ -
2005 stock-based compensation expense	51,000
Fair value of 187,600 broker warrants issued in connection with the May 2005 private placement	73,498
Fair value of 92,000 broker warrants issued in connection with the November 2005 initial public offering	28,000
Balance at December 31, 2005	152,498
2006 stock-based compensation expense	210,000
Transfer to share capital on exercise of share purchase warrants	(27,000)
Balance at June 30, 2006	$ 335,498

(d)

Stock Options

The Company may grant options to its directors, officers, employees and service providers under its stock option plan.  The maximum number of common shares reserved for issuance is 4,000,000. The Company expenses stock options over their vesting period, with stock options typically vesting in increments of one-third per year and having a maximum term of five years.

In 2006, the Company granted 325,000 stock options to its directors, officers, employees and consultants at the price range from $3.24 to $3.67 per share. The Company recorded $210,000 of stock based compensation expense in the year. The stock options granted vest in increments of one-third per year and have a term of five years.

 A summary of the status of options granted by the Company is as follows:

		Weighted Average
	Number	Exercise Price
Options outstanding at December 31, 2004	-	$ -
Granted	2,740,000	1.25
Options outstanding at December 31, 2005	2,740,000	1.25
Granted	325,000	3.62
Exercised	-	-
Expired/cancelled/forfeited	(255,000)	1.25
Options outstanding at June 30, 2006	2,810,000	$ 1.52

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

5.         Share Capital and Special Warrants (continued)

The weighted average fair value of options granted during the period ended June 30, 2006 was $2.41. No options were granted in the period ended June 30, 2005. Each option entitles the holders to purchase one common share.

Options Outstanding
Range of Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (yrs)	Weighted Average Exercise Price
$1.00-$1.30	2,485,000	4.42	$1.25
$1.31-$4.00	325,000	4.75	$3.62
	2,810,000	4.46	$1.52

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

6.

Related Party Transactions

a.

Accounts payable at June 30, 2006 include $213,869 (December 31, 2005 – $141,479) due to Minco Mining in respect of shared office expenses of $179,016 (December 31, 2005 – $118,020) and exploration expenses for the Fuwan Property of $34,853 (December 31, 2005 – $23,459). The amount was repaid subsequent to the period end.

b.

Due to Minco China at June 30, 2006 was $379,583 (December 31, 2005 – $119,237), used for Fuwan Property, new silver projects’ investigation, and shared office expenses in Minco China. The amount due to Minco China, a wholly-owned subsidiary of Minco Mining, is unsecured and non-interest bearing.

c.

In 2006, the Company paid consulting fees of $40,125 (December 31, 2005 – $122,710) to a director of the Company. These consulting fees are included in exploration costs, property investigation, management fees and investor relations. The Company also paid director’s fees of $25,500 to three independent directors (December 31, 2005 - $nil).

d.

In 2006, the Company paid or accrued $27,349 (December 31, 2005 – $44,954) in respect of rent, $60,201 (December 31, 2005 – $106,827) in respect of exploration costs, and $315,829 (December 31, 2005 – $359,368) in respect of shared office expenses to Minco Mining.

e.

In 2004, Minco Mining transferred its mineral interests in the Changkeng Silver Interest, Fuwan Silver Project, and the Guanhuatang, Luoke-Jilinggang, Guyegang-Sanyatang, and Dadinggang properties to the Company in exchange for 14,000,000 common shares of the Company.  Minco Mining was the sole shareholder of the Company and the two companies had common management at the time of the transaction.

f.

As disclosed in Note 5, the Company entered into a strategic alliance with Silver Standard, a company which is a shareholder of the Company and which is related by two common directors.

The above transactions are conducted in the normal course of business and are measured at the exchange amount, which is the amount of consideration established and agreed to by the parties.

7.

Geographical Information

The Company’s business is considered as operating in one segment, mineral exploration and development. The geographical division of the Company’s assets and liabilities and net loss is as follows:

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

7.

Geographical Information (continued)

	June 30,	December 31,
	2006	2005
Current Assets
Canada	$ 6,678,698	$ 7,439,680
China	303,003	75,051
	$ 6,981,701	$ 7,514,731

	June 30,	December 31,
	2006	2005
Long-term Assets
Canada	$ 26,739	$ 16,402
China	49,498	25,660
	$ 76,237	$ 42,062

	June 30,	December 31,
	2006	2005
Current Liabilities
Canada	$ 615,374	$ 232,357
China	460,316	536,450
	$ 1,075,690	$ 768,807

	June 30,	December 31,
	2006	2005
Long-term Liabilities
Canada	$ -	$ -
China	460,000	460,000
	$ 460,000	$ 460,000

	Three months ended June 30, 2006	Three months ended June 30, 2005	Six months ended June 30, 2006	Six months ended June 30, 2005
Net Loss
Canada	$ (407,968)	$ (84,218)	$ (863,596)	$ (138,045)
China	(182,836)	(28,678)	(239,517)	(41,637)
	$ (590,804)	$ (112,896)	$ (1,103,113)	$ (179,682)

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MINCO SILVER CORPORATION

(An exploration stage enterprise)

Notes to Consolidated Financial Statements

June 30, 2006

Unaudited – Prepared by Management

(Expressed in Canadian Dollars)

8.

Commitments and Contingencies

The Company has committed $190,000 for drilling programs in 2006 on the Fuwan Property.

9.

Financial Instruments

Fair value – The fair values of cash, receivables, accounts payable and accrued liabilities and amount due to Minco China approximates their carrying values due to the short-term nature of these financial instruments. Short-term investments are carried at the lower of cost or market value.

Foreign exchange risk – The Company operates in China and many of its exploration expenditures are payable in either U.S. dollars or the Chinese currency RMB and are therefore subject to foreign currency risk arising from changes in exchange rates with the Canadian dollar.

Interest rate risk – The Company is exposed to interest rate risk on its short-term investments.

Credit risk – The Company generally places its short-term investment funds into government and Canadian bank debt securities and is therefore subject to minimal credit risk with regard to temporary investments.

10.

Subsequent Event

On August 4 2006, the Company paid the second installment of approximately $460,000 (RMB3,099,000) for the Fuwan Exploration Permit.

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